UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2026

TEG OVERSEAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-275731	61-2108075
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

64/2 Mahtumquili Street

Yashnobod District 100000

Tashkent City, Republic of Uzbekistan

Tel: +1-347-799-7109

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Office)

STAGEWISE STRATEGIES CORP.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On November 3, 2026, TEG SPV LLC, a limited liability company organized under the laws of the Republic of Uzbekistan (“TEG SPV”) and a substantially wholly-owned subsidiary of TEG Overseas, Inc. (the “Company”) entered into a non-binding preliminary agreement (the “Preliminary Agreement”), with respect to the proposed acquisition by TEG SPV from Dreams Island Limited Liability Company, a limited liability company organized under the laws of the Republic of Uzbekistan and an affiliate of the Company (the “Seller”), of the Alfraganus hotel complex, which is currently under construction in the Mirobod District, Tashkent, Uzbekistan (the “Alfraganus Complex”). The Company expects the Alfraganus Complex to be comprised of six hotel properties and a shared conference hall (the “Assets”).

Pursuant to the provisions of the Preliminary Agreement, TEG SPV, if a final binding agreement is entered into by the parties (the “Main Agreement”), TEG SPV would pay to the Seller UZS 12,000,000,000 (twelve billion Uzbek soums, inclusive of VAT), which was equal to approximately US$1,000,000 on the date of execution of the Preliminary Agreement. Additionally, TEG SPV would also assume from the Seller US$100,000,000 of indebtedness owed to a bank (the “Bank”) relating to the construction of the Alfraganus Complex. The parties’ obligations to enter into the Main Agreement are subject to, among other things, obtaining consents from third parties, the negotiation of definitive agreements for the Proposed Transaction (the “Main Agreement”), satisfaction of the conditions set forth in the Preliminary Agreement, as well as regulatory approvals and other customary conditions. The non-binding Preliminary Agreement shall become binding as of the date on which both of the following have occurred: (a) the parties have agreed in writing to all other essential terms of the Main Agreement; and (b) all consents and approvals of the Bank required for the transaction have been obtained, including its consent to the disposal of the Assets and to the transfer of the obligations under the Bank loan agreement to TEG SPV. Until such date, the Preliminary Agreement reflects the agreed intentions of the parties, and no obligation to enter into the Main Agreement shall arise.

The Preliminary Agreement contemplates that the Main Agreement will be entered into on or prior to June 30, 2027; provided, however, that if the conditions set forth in the Preliminary Agreement have not been fulfilled by that date, TEG SPV may unilaterally extend such date for up to three months. If the Main Agreement is not executed by the applicable date, any obligations of the parties under the Preliminary Agreement shall terminate.

Because the provisions of the Preliminary agreement are non-binding and the parties are under no obligation to enter into the Main Agreement and complete the proposed transaction, there is no assurance that TEG SPV will ever consummate the acquisition of the Assets.

The foregoing summary of the material provisions of the Preliminary Agreement does not purport to be complete and is qualified in its entirety by reference to a copy of the Preliminary Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01 is furnished pursuant to the rules and regulation of the Securities and Exchange Commission (the “SEC”) and shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Item 8.01. Other Events.

On November 5, 2026, the “Company issued a press release announcing TEG SPV’s executing and entering into the non-binding Preliminary Agreement with the Seller and the proposed acquisition of the Assets. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Preliminary Agreement on the Sale and Purchase of the Alfraganus Hotel Complex, dated November 3, 2026, between Dreams Island Limited Liability Company and TEG SPV Limited Liability Company
99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2026

TEG OVERSEAS, INC.

By:	/s/ Temur Zokirov
Name:	Temur Zokirov
Title:	Chief Financial Officer

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